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                                                                    EXHIBIT 21.1


Subsidiaries of MGC Communications, Inc. (the "Company")

     Upon consummation of the merger of Primary Network Holdings, Inc. with and into a wholly-owned subsidiary of the Company, the wholly-owned subsidiaries of the Company will be as follows:

     a.   MGC Lease Corporation, a Nevada corporation
     b.   MGC.LJ.Net, Inc., a Nevada corporation
     c.   MGC License Corporation, a Georgia corporation
     d.   MGCi Corp., a Nevada corporation
     e.   Mpower Holding Corporation, a Delaware corporation
     f. Mpower Communications of Virginia, LLC, a Virginia limited liability company
     g. Primary Network Holdings, Inc. ("Primary Network"), a Delaware corporation

     Primary Network has two wholly-owned subsidiaries; CDM On-Line, Inc. (d/b/a Primary Network Internet), a Missouri corporation and BroadSpan Communications, Inc. (d/b/a Primary Network Communications), a Missouri corporation. CDM On-Line, Inc. has three wholly-owned subsidiaries; Q-Networks, Inc., a Missouri corporation, DIAL-NET, Inc., a Missouri corporation and Global Vision Systems, Inc., a Kansas corporation. BroadSpan Communications, Inc. has one wholly-owned subsidiary; Harvest Telecom, Inc., an Oklahoma corporation.